Exhibit 99.1

First M&F Corp. Reports First Quarter 2005 Earnings

          KOSCIUSKO, Miss., April 20 /PRNewswire-FirstCall/ -- First M&F Corp. (Nasdaq: FMFC) reported today that net income for the quarter ended March 31, 2005 was $3.198 million, or $.71 basic and diluted earnings per share, compared to $2.601 million, or $.57 basic and diluted earnings per share for the first quarter of 2004.

          For the first quarter of 2005 the annualized return on assets was 1.09%, while return on equity was 11.20%. Comparatively, the return on assets for the first quarter of 2004 was .94%, with a return on equity of 9.29%.

          “The results of the first quarter were positive and show an improvement in earnings not only period to period, but versus the previous year,” said Hugh S. Potts, Jr., Chairman and CEO. “The quarter benefited from good and improving asset quality, including lower non-performing loans, and strong deposit growth.”

          Net interest income was up by 3.97% compared to the first quarter of 2004, with the net interest margin decreasing to 4.13% in the first quarter of 2005 from 4.24% in the first quarter of 2004. The net interest margin for the fourth quarter of 2004 was 4.25% as compared to 4.24% for the third quarter of 2004 and 4.19% for the second quarter of 2004. Loan yields increased to 6.39% in the first quarter of 2005 from 6.36% in the first quarter of 2004 while deposit costs increased to 1.88% from 1.53% for the same periods. Loans outstanding increased by 10.46% and deposits increased by 12.78% from March 31, 2004 to March 31, 2005. The primary factors in the improvement in net interest income were (1) the growth in loan volume year-over-year, which improved interest revenues and (2) the growth in non-interest bearing deposits, which reduced the Company’s dependence on interest-bearing sources of funding for the growth. Earning asset yields were 5.97% for the first quarter of 2005, 6.05% for the fourth quarter of 2004 and 5.85% for the first quarter of 2004. Liability costs for the same periods were 2.13%, 2.10% and 1.86%. Management believes that yields and costs will increase in the current and foreseeable rate environment. Short-term Treasury rates increased by 185 basis points during the twelve months ending on March 31, 2005 while the prime rate increased from 4.00% at March 31, 2004 to 5.75% at March 31, 2005. Management plans to focus on core deposit growth for 2005 to offset the influence that rising rates will have on the cost of funds. Loans as a percentage of assets were 71.55% at March 31, 2005 as compared to 72.85% at December 31, 2004 and 70.15% at March 31, 2004.

          Noninterest revenues, excluding securities transactions, increased by 5.06% for the first quarter of 2005 as compared to the same period in 2004. Deposit-related income was down by 6.35%, mortgage income was down by 13.72%, and insurance agency commissions were up by 7.69%. Deposit revenues were lower for service charges and overdraft charges, while they were higher for debit card income. The decrease in mortgage revenues was expected as rising interest rates slowed origination volumes. Agency commission growth for the first quarter was dominated by annuity commissions which increased by 55.65%. The growth in other noninterest revenues was due primarily to a 65.25% increase in profit-sharing revenues received by the insurance agencies.     Noninterest expenses increased by 2.58% for the first quarter of 2005 as compared to the same period in 2004. Salaries and benefits were up by 5.60%, due primarily to the expansion efforts, beginning with the opening of a new branch in Flowood, a city in Rankin County, in February of 2004. The Company opened a new branch in Jackson in a rented location in September of 2004. The Olive Branch office was moved out of a rented location into a newly constructed facility in November of 2004. The Company also opened a loan production office in Memphis, Tennessee in December of 2004 with an initial staff of three associates. Expansion plans are continuing in DeSoto and Madison counties.

          The negative noncontrolling interest, which increases consolidated pre-tax earnings, primarily represents a minority owner’s share of net losses incurred in Merchants Financial Services Group (MFS), an accounts receivable factoring company that is 51% owned by the Company. The balance sheet and income statement of MFS are included in the consolidated financial statements of the Company. The losses at MFS were primarily incurred through loan loss expenses in March 2004 of $2.030 million needed to cover loan charge-offs. MFS has been mostly liquidated and is currently servicing a small portfolio. The Company is managing its remaining accounts receivable factoring operations in its asset- based lending subsidiary in Memphis.

          Annualized net loan charge-offs as a percent of average loans for the first quarter of 2005 were .34% as compared to 1.25% for the comparable period in 2004. Non-accrual and 90-day past due loans as a percent of total loans were .35% at March 31, 2005 as compared to .47% at the end of 2004. The allowance for loan losses as a percentage of loans was 1.39% at March 31, 2005 as compared to 1.40% at December 31, 2004 and 1.42% at March 31, 2004.

          Total assets at March 31, 2005 were $1.187 billion as compared to $1.143 billion at the end of 2004 and $1.096 billion at March 31, 2004. Total loans were $849.518 million compared to $832.486 million at the end of 2004 and $769.082 million at March 31, 2004. Deposits were $960.876 million compared to $877.264 million at the end of 2004 and $851.989 million at March 31, 2004. Total capital was $112.816 million, or $ 25.08 in book value per share at March 31, 2005.

          The Company repurchased 10,000 shares of its common stock during the first quarter of 2005 at an average price of $33.23 per share. Capital was increased in the first quarter of 2005 by stock option exercises of 2,500 shares at an average price of $26.60 per share. The current repurchase program will end in April 2005.

          First M&F Corp., the parent of M&F Bank, is committed to proceed with its mission of making the mid-south better by exceeding expectations everyday in 21 communities in Mississippi and Tennessee.

          Caution Concerning Forward-Looking Statements
          This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation’s filings with the Securities and Exchange Commission.

First M&F Corporation
Condensed Consolidated Statements of Condition (Unaudited)
(In thousands, except share data)

	March 31 2005	December 31 2004	March 31 2004

Cash and due from banks	34,915	40,376	28,328
Interest bearing bank balances	6,305	5,105	5,614
Federal funds sold	8,850	3,550	18,300
Securities available for sale (cost of $197,819, $172,808, and $189,788)	198,354	175,654	195,925
Loans held for sale	14,362	12,236	12,658
Loans	849,518	832,486	769,082
Allowance for loan losses	11,776	11,619	10,958
Net loans	837,742	820,867	758,124
Bank premises and equipment	27,475	26,497	24,718
Accrued interest receivable	7,498	7,126	7,191
Other real estate	3,428	2,816	1,157
Intangible assets	16,747	16,761	16,805
Other assets	31,623	31,724	27,492
	1,187,299	1,142,712	1,096,312
Non-interest bearing deposits	136,133	137,728	115,895
Interest bearing deposits	824,743	739,536	736,094
Total deposits	960,876	877,264	851,989
Federal funds and repurchase agreements	13,762	16,808	17,099
Other borrowings	91,454	128,838	106,217
Accrued interest payable	1,867	1,728	1,375
Other liabilities	6,523	5,605	7,772
Total liabilities	1,074,482	1,030,243	984,452
Noncontrolling interest in subsidiaries	1	1	152
Common stock, 4,498,659, 4,506,159 and 4,562,859 shares issued & outstanding	22,493	22,531	22,814
Additional paid-in capital	29,349	29,587	31,246
Retained earnings	62,187	60,113	55,333
Accumulated other comprehensive income	(1,213)	237	2,315
Total equity	112,816	112,468	111,708
	1,187,299	1,142,712	1,096,312

First M&F Corporation and Subsidiary
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share data)

	Three Months Ended March 31

	2005	2004

Interest and fees on loans	13,445	12,161
Interest on loans held for sale	117	93
Taxable investments	1,301	1,392
Tax exempt investments	518	561
Federal funds sold	118	69
Interest bearing bank balances	66	29
Total interest income	15,565	14,305
Interest on deposits	3,740	2,818
Interest on fed funds and repurchase agreements	156	147
Interest on other borrowings	992	1,071
Total interest expense	4,888	4,036
Net interest income	10,677	10,269
Provision for possible loan losses	871	2,460
Net interest income after loan loss	9,806	7,809
Service charges on deposits	1,705	1,821
Mortgage banking income	148	171
Agency commission income	931	865
Fiduciary and brokerage income	120	110
Other income	1,201	940
Gains (losses) on AFS investments	—	70
Total noninterest income	4,105	3,977
Salaries and employee benefits	5,223	4,946
Net occupancy expense	599	572
Equipment expenses	626	653
Software and processing expenses	291	338
Intangible asset amortization	14	32
Other expenses	2,456	2,436
Total noninterest expense	9,209	8,977
Net income before taxes	4,702	2,809
Income taxes	1,505	768
Noncontrolling interest in losses of subsidiaries, net of income taxes of $1 and $333	(1)	(560)
Net income	3,198	2,601
Weighted average shares (basic)	4,499,048	4,565,225
Weighted average shares (diluted)	4,513,072	4,584,947
Basic earnings per share	$0.71	$0.57
Diluted earnings per share	$0.71	$0.57
Return on assets (annualized)	1.09%	0.94%
Return on equity (annualized)	11.20%	9.29%
Efficiency ratio	60.94%	61.47%
Net interest margin (annualized, tax-equivalent)	4.13%	4.24%
Net charge-offs to average loans (annualized)	0.34%	1.25%
Nonaccrual and 90 day accruing loans to total loans	0.35%	1.11%

First M&F Corporation
Financial Highlights

	QTD Ended March 31 2005	QTD Ended December 31 2004	QTD Ended September 30 2004	QTD Ended June 30 2004

Per Common Share (diluted):
Net income	0.71	0.58	0.61	0.60
Cash dividends paid	0.25	0.25	0.25	0.25
Book value	25.08	24.96	24.81	24.26
Closing stock price	34.13	33.85	33.35	31.14
Selected Average Balances: (in thousands)
Assets	1,174,035	1,138,009	1,107,013	1,090,834
Loans held for investment	842,999	838,155	801,387	769,555
Earning assets	1,064,936	1,034,722	1,004,567	988,802
Deposits	931,005	848,667	854,000	848,953
Equity	114,247	113,043	111,441	111,542
Selected Ratios:
Return on average assets (annualized)	1.09%	0.93%	1.00%	1.01%
Return on average equity (annualized)	11.20%	9.34%	9.98%	9.87%
Average equity to average assets	9.73%	9.93%	10.07%	10.23%
Net interest margin (annualized, tax-equivalent)	4.13%	4.25%	4.24%	4.19%
Efficiency ratio	60.94%	65.80%	65.41%	63.25%
Net charge-offs to average loans (annualized)	0.34%	0.94%	0.05%	0.09%
Nonaccrual and 90 day accruing loans to total loans	0.35%	0.47%	0.75%	0.66%
Price to book (x)	1.36	1.36	1.34	1.28
Price to earnings (x)	12.02	14.59	13.45	12.98

Historical Earnings Trends

Net Income (in thousands)		EPS (diluted)

1Q 2005	3,198	0.71
4Q 2004	2,640	0.58
3Q 2004	2,781	0.61
2Q 2004	2,753	0.60
1Q 2004	2,601	0.57
4Q 2003	2,809	0.61
3Q 2003	2,791	0.60
2Q 2003	2,638	0.57
1Q 2003	2,654	0.57

First M&F Corporation
Average Balance Sheets/Yields and Costs (tax-equivalent)

(In thousands with yields and costs annualized)	YTD March, Average Balance	2005 Yield/ Cost	YTD March, Average Balance	2004 Yield/ Cost

Interest bearing bank balances	9,108	2.90%	10,290	1.13%
Federal funds sold	20,379	2.31%	31,348	0.88%
Taxable investments (amortized cost)	128,116	4.06%	128,433	4.34%
Tax-exempt investments (amortized cost)	51,062	6.47%	53,973	6.64%
Loans held for sale	13,272	3.53%	12,338	3.03%
Loans held for investment	842,999	6.39%	766,377	6.36%
Total earning assets	1,064,936	5.97%	1,002,759	5.85%
Non-earning assets	109,099		101,872
Total average assets	1,174,035		1,104,631
NOW & MMDA	320,961	1.11%	295,986	0.66%
Savings	86,344	1.56%	87,687	1.28%
Certificates of Deposit	387,501	2.59%	351,722	2.33%
Short-term borrowings	16,092	3.87%	18,005	3.26%
Other borrowings	106,251	3.74%	116,096	3.69%
Total interest bearing liabilities	917,149	2.13%	869,496	1.86%
Non-interest bearing deposits	136,200		113,517
Non-interest bearing liabilities	6,439		9,668
Capital	114,247		111,950
Total average liabilities and equity	1,174,035		1,104,631
Net interest spread		3.84%		3.99%
Effect of non-interest bearing deposits		0.28%		0.22%
Effect of leverage		0.01%		0.03%
Net interest margin, tax-equivalent		4.13%		4.24%
Less tax equivalent adjustment:
Investments		0.11%		0.13%
Loans		0.01%		0.01%
Reported book net interest margin		4.01%		4.10%

SOURCE  First M&F Corp.
            -0-                                        04/20/2005
             /CONTACT:  John G. Copeland, EVP & Chief Financial Officer of First M&F
Corp., +1-662-289-8594/
             /Web site:  http://www.mfbank.com /